Exhibit 35.4

STATEMENT OF COMPLIANCE

Navient Solutions, Inc. – Trust

2001 Edmund Hailey Drive

Reston, VA 20191

Attention: Trust Administration

Pursuant to the FFEL Program Omnibus Subservicing Agreement, dated as of August 12, 2010 between and among Nelnet Servicing, LLC (the “Subservicer”) and Navient Solutions, Inc. (formerly known as Sallie Mae, Inc.), as Master Servicer and as Administrator, as supplemented by the related Supplement to the Omnibus Subservicing Agreement, dated as of August 26, 2010, by and among Navient Funding, LLC (formerly known as SLM Funding LLC), SLM Student Loan Trust 2010-2, Deutsche Bank Trust Company Americas (as successor to The Bank of New York Mellon Trust Company, National Association), as Eligible Lender Trustee, the Master Servicer, the Administrator and the Subservicer (collectively, the “Subservicing Agreement”), the undersigned here certifies that (a) a review of Nelnet Servicing, LLC’s activities during the period from January 1, 2015 through December 31, 2015 and of its performance under the Subservicing Agreement during such period has been made under my supervision; and (b) to the best of my knowledge, based on such review, Nelnet Servicing, LLC has fulfilled all of its obligations under this Agreement, in all material respects, during such period.

/s/ Joseph E. Popevis
Joseph E. Popevis, President
Nelnet Servicing, LLC